Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201

TRUSTEES:	Telephone (214) 969-5530	OFFICERS:
DAVID E. BARRY		TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER

Texas Pacific Land Trust Announces Second Quarter 2019 Financial Results
DALLAS, TX (July 31, 2019) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the second quarter ended June 30, 2019.
Results for the second quarter of 2019:

•
Net income of $49.6 million, or $6.39 per Sub-share Certificate, for the second quarter ended June 30, 2019 compared with $52.5 million, or $6.73 per Sub-share Certificate, for the second quarter ended June 30, 2018.

•	Revenues of $87.3 million for the second quarter ended June 30, 2019, compared with $73.8 million for the second quarter ended June 30, 2018.

•
Increases of 30.9% in oil and gas royalty revenue and 30.6% in water sales and royalty revenue, and a decrease of 19.6% in easements and other surface-related income, for the second quarter ended June 30, 2019 compared with the second quarter ended June 30, 2018.

Results for the six months ended June 30, 2019:

•
Net income of $189.6 million, or $24.44 per Sub-share Certificate, for the six months ended June 30, 2019 compared with $96.3 million, or $12.33 per Sub-share Certificate, for the six months ended June 30, 2018.

•	Revenues of $278.6 million for the six months ended June 30, 2019, compared with $133.9 million for the six months ended June 30, 2018.

•
Increases of 48.4% in water sales and royalty revenue, 28.2% in oil and gas royalty revenue and 20.0% in easements and other surface-related income for the six months ended June 30, 2019 compared with the six months ended June 30, 2018.

Further details for the second quarter of 2019:
Oil and gas royalty revenue was $39.6 million for the second quarter ended June 30, 2019, compared with $30.3 million for the second quarter ended June 30, 2018, an increase of 30.9%. Crude oil and gas production subject to the Trust’s royalty interests increased 41.3% and 120.2%, respectively, in the second quarter ended June 30, 2019 compared to the second quarter ended June 30, 2018. While crude oil and gas production increased in the second quarter ended June 30, 2019 compared to June 30, 2018, the prices received for crude oil and gas production decreased 4.8% and 43.5%, respectively, over the same time period.

Easements and other surface-related income was $22.4 million for the second quarter ended June 30, 2019, a decrease of 19.6% compared with the second quarter ended June 30, 2018 when easements and other surface-related income was $27.8 million. This decrease of $5.4 million resulted primarily from decreases in pipeline easement income and temporary permits partially offset by an increase in lease rental income for the second quarter ended June 30, 2019 compared to the same period of 2018. Pipeline easement income decreased $3.8 million for the second quarter ended June 30, 2019 compared to the same period of 2018.

Water sales and royalty revenue was $20.4 million for the second quarter ended June 30, 2019, an increase of 30.6% compared with the second quarter ended June 30, 2018 when water sales and royalty revenue was $15.6 million.

Land sales revenue was $4.8 million for the second quarter ended June 30, 2019. The Trust sold approximately 658 acres of land for an average price of approximately $7,260 per acre. There was no land sales revenue for the second quarter ended June 30, 2018.

Further details for six months ended June 30, 2019:

Oil and gas royalty revenue was $72.9 million for the six months ended June 30, 2019, compared with $56.8 million for the six months ended June 30, 2018, an increase of 28.2%. Crude oil and gas production subject to the Trust’s royalty interests increased 49.0% and 119.9%, respectively, in the six months ended June 30, 2019 compared to the six months ended June 30, 2018. While crude oil and gas production increased in the six months ended June 30, 2019 compared to June 30, 2018, the prices received for crude oil and gas production decreased 10.5% and 45.2%, respectively, over the same time period.

Easements and other surface-related income was $53.7 million for the six months ended June 30, 2019, an increase of 20.0% compared with the six months ended June 30, 2018 when easements and other surface-related income was $44.8 million. The increase resulted primarily from increases in pipeline easement income for the six months ended June 30, 2019 compared to the same period of 2018. Pipeline easement income increased $8.9 million for the six months ended June 30, 2019 compared to the same period of 2018.

Water sales and royalty revenue was $43.4 million for the six months ended June 30, 2019, an increase of 48.4% compared with the six months ended June 30, 2018 when water sales and royalty revenue was $29.2 million.

Land sales revenue was $108.4 million for the six months ended June 30, 2019, when the Trust sold approximately 21,909 acres of land for an average price of approximately $4,948 per acre. Land sales revenue was $2.8 million for the six months ended June 30, 2018.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST
REPORT OF OPERATIONS – UNAUDITED
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2019	2018
Oil and gas royalties	$39,641	$30,278
Easements and other surface-related income	22,357	27,799
Water sales and royalties	20,430	15,643
Land sales	4,774	—
Other operating revenue	108	124
Total revenues	$87,310	$73,844

Income tax expense	$13,293	$13,162
Net income	$49,586	$52,503
Net income per Sub-share Certificate — basic and diluted	$6.39	$6.73
Weighted average number of Sub-share Certificates outstanding during period	7,756,156	7,803,162

	Six Months Ended June 30,
	2019	2018
Oil and gas royalties	$72,854	$56,825
Easements and other surface-related income	53,724	44,777
Water sales and royalties	43,413	29,250
Land sales	108,399	2,750
Other operating revenue	244	249
Total revenues	$278,634	$133,851

Income tax expense	$48,841	$23,982
Net income	$189,584	$96,294
Net income per Sub-share Certificate — basic and diluted	$24.44	$12.33
Weighted average number of Sub-share Certificates outstanding during period	7,757,199	7,808,064

We operate our business in two segments: Land and Resource Management and Water Service and Operations. The following is an analysis of our operating results for the comparable periods by reportable segment (in thousands):

	Three Months Ended June 30,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$39,641	46%	$30,278	41%
Easements and other surface-related income	14,165	16%	21,974	30%
Land sales and other operating revenue	4,882	6%	124	—%
	58,688	68%	52,376	71%
Water service and operations:
Water sales and royalties	20,430	23%	15,643	21%
Easements and other surface-related income	8,192	9%	5,825	8%
	28,622	32%	21,468	29%
Total consolidated revenues	$87,310	100%	$73,844	100%

Net income:
Land and resource management	$37,194	75%	$40,505	77%
Water service and operations	12,392	25%	11,998	23%
Total consolidated net income	$49,586	100%	$52,503	100%

	Six Months Ended June 30,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$72,854	25%	$56,825	43%
Easements and other surface-related income	37,650	14%	35,305	26%
Land sales and other operating revenue	108,643	39%	2,999	2%
	219,147	78%	95,129	71%
Water service and operations:
Water sales and royalties	43,413	16%	29,250	22%
Easements and other surface-related income	16,074	6%	9,472	7%
	59,487	22%	38,722	29%
Total consolidated revenues	$278,634	100%	$133,851	100%

Net income:
Land and resource management	$160,311	85%	$73,315	76%
Water service and operations	29,273	15%	22,979	24%
Total consolidated net income	$189,584	100%	$96,294	100%